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                                                                   EXHIBIT 10.43




                               RETENTION AGREEMENT

         THIS RETENTION AGREEMENT (this "Agreement") is made as of the 21st day of January, 2002 (the "Effective Date") by and between Neose Technologies, Inc. (the "Company") and George J. Vergis, Ph.D. ("Employee").

         WHEREAS, the Employee serves as a senior executive of the Company; and

         WHEREAS, the Company and Employee desire to establish certain protections for Employee in the event of his or her termination of employment without Cause or resignation for Good Reason; and

         NOW THEREFORE, in consideration of these premises and intending to be legally bound hereby, the parties agree as follows:

SECTION 1. Definitions. To the extent not defined in the preamble of this Agreement, capitalized terms used herein will have the meanings provided below:

         1.1. "Annual Salary" means, as of any given date, the annual base rate of salary payable to Employee by the Company, as then in effect; provided, however, that in the case of a resignation by Employee for the Good Reason described in Section 1.8.3, "Annual Salary" will mean the annual base rate of salary payable to Employee by the Company, as in effect immediately prior to the reduction giving rise to the Good Reason.

         1.2. "Board" means the Board of Directors of the Company.

         1.3. "Cause" means any of the following:

              1.3.1. Employee's engagement in dishonesty, willful misconduct or fraud in the performance of his or her duties to the Company;

              1.3.2. Employee's conviction of, or plea of guilty or nolo contendere to, any felony or of any lesser crime or offense involving moral turpitude;

              1.3.3. Employee's refusal to carry out the reasonable instructions of the Board, which instructions are consistent with Employee's responsibilities; or

              1.3.4. any willful violation by Employee of any statute, regulation or ordinance the compliance with which is necessary for the operation of the business of the Company.

         1.4. "Change in Control" means a change in ownership or control of the Company effected through either of the following transactions:

              1.4.1. the direct or indirect acquisition by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13(d)(3) of the Securities Exchange Act of 1934, as amended) of securities possessing more than 50% of the total combined voting power of the Company's outstanding securities;

              1.4.2. a change in the composition of the Board over a period of thirty-six (36) months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (a) have been Board members continuously since the beginning of such period or (b) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (a) who were still in office at the time such election or nomination was approved by the Board;

              1.4.3. a merger or consolidation in which the Company's shareholders, as determined immediately prior to the transaction, do not hold more than 50% of the total combined voting power of the combined company upon completion of the transaction;

              1.4.4. the sale, transfer or other disposition of all or substantially all of the Company's assets; or

              1.4.5. a complete liquidation or dissolution of the Company;

provided, however, for purposes of determining the precise date of any Change in Control, an event described above will be deemed to have occurred on the date on which the last condition required for the consummation of that event is fulfilled or otherwise completed.

         1.5. "Code" means the Internal Revenue Code of 1986, as amended.

         1.6. "Covered Termination" means a resignation by Employee with Good Reason or a termination of Employee's employment by the Company without Cause (but not including a termination by reason of the Employee's death or Disability).

         1.7. "Disability" means a condition that would give rise to an entitlement to benefits under the terms of the Company's long term disability plan or, if no such plan is then in effect, a condition that would prevent Employee from performing the essential functions of his or her job, as determined by the Board in its discretion.

         1.8. "Excess Parachute Payment" has the same meaning as used in Section 280G(b)(1) of the Code.

         1.9. "Good Reason" means, without Employee's prior written consent, any of the following:

              1.9.1. the reduction of Employee's title, authority, duties or responsibilities, or the assignment to Employee of duties that are inconsistent, in a material respect, with Employee's position;

              1.9.2. the relocation of the Company's headquarters more than fifteen (15) miles from Horsham, Pennsylvania, unless such move reduces Employee's commuting time; or

              1.9.3. a reduction in Employee's Annual Salary;

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provided, however, the foregoing events or conditions will constitute Good
Reason only if Employee provides the Company with written objection to the event or condition within sixty (60) days following the occurrence thereof, the Company does not reverse or otherwise cure the event or condition within thirty
(30) days of receiving that written objection and Employee resigns his or her employment within ninety (90) days following the expiration of that cure period.

         1.10. "Overpayment" means any amount paid to Employee in excess of the maximum payment limit of Section 3.2.1 of this Agreement.

SECTION 2. Benefits Upon Covered Termination.

         2.1. Employee's Entitlement. Within five (5) days after the occurrence of a Covered Termination, the Company will:

              2.1.1. pay Employee all of his or her accrued and unpaid Annual Salary, including payment for any accrued but unused vacation days, through the date of the Covered Termination;

              2.1.2. pay Employee any annual bonus payable with respect to a fiscal year of the Company ending prior to the Covered Termination; and

              2.1.3. pay Employee a lump sum payment of an amount equal to the Annual Salary of the Employee as of the date of the Covered Termination.

         2.2. Waiver Of Insurance Premium. Company hereby waives, conditioned and effective upon the occurrence of a Covered Termination, any applicable premium otherwise due for any group health continuation coverage elected by the Employee or his or her spouse or dependents under COBRA (29 U.S.C.ss.ss.1161-1169) for coverage through the first anniversary of the date of the Covered Termination.

         2.3. Release. Notwithstanding the foregoing, no amount will be paid or benefit or right provided under Sections 2.1.3 or 2.2 unless, following any Covered Termination, Employee executes and delivers to the Company a release substantially identical to that attached hereto as Exhibit A in a manner consistent with the requirements of the Older Workers Benefit Protection Act.

SECTION 3. Covered Termination Following a Change in Control.

         3.1. Employee's Additional Entitlement. If a Covered Termination occurs within the eighteen (18) month period beginning upon any Change in Control, then subject to the execution of the release described above in Section 2.3, in addition to the payments and benefits described above in Section 2 and notwithstanding anything to the contrary contained in any other agreement between Employee and the Company and any equity incentive plan of the Company, Employee will be deemed to continue to be employed by the Company through the first anniversary of the Covered Termination for purposes of any vesting, forfeiture, survival, exercise or similar term or condition applicable to any stock option, restricted stock, phantom stock, stock appreciation right or other equity-based incentive held by Employee immediately prior to his or her termination.

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         3.2. Maximum Payment Limit.

              3.2.1. If any payment or benefit due under this Agreement, together with all other payments and benefits that Employee receives, or is entitled to receive, from the Company or any of its subsidiaries, affiliates or related entities, would (if paid or provided) constitute an Excess Parachute Payment, the amounts otherwise payable and benefits otherwise due under this Agreement will be limited to the minimum extent necessary to ensure that no portion thereof will fail to be tax-deductible to the Company by reason of
Section 280G of the Code. The determination of whether any payment or benefit would (if paid or provided) constitute an Excess Parachute Payment will be made by the Board, in its sole discretion, based on the advice of the Company's auditors.

              3.2.2. If, notwithstanding the initial application of Section 3.2.1, the Internal Revenue Service determines that any amount paid or benefit provided to Employee would constitute an Excess Parachute Payment, Section 3.2.1 will be reapplied based on the Internal Revenue Service's determination and any Overpayment will be deemed to be a loan from the Company to Employee. Employee will be required to repay that loan immediately upon receipt of written notice of the applicability of this section, together with interest from the date the Overpayment was paid to Employee (determined at the applicable federal rate in effect under Section 1274(d) of the Code as of the date of the Overpayment).

SECTION 4. No Further Liabilities. Except as otherwise provided in Sections 2 and/or 3, all Annual Salary and benefits will cease at the time of the Covered Termination and the Company shall have no further liability or obligation to Employee following the Covered Termination. The payments, benefits and rights described in Sections 2 and/or 3 will be paid and provided in lieu of and not in addition to any other severance arrangement maintained by the Company. The foregoing will not be construed to limit Employee's right to payment or reimbursement for claims incurred prior to the date of such termination under any insurance contract funding an employee benefit plan, policy or arrangement of the Company in accordance with the terms of such insurance contract.

SECTION 5. Miscellaneous.

         5.1. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and Employee and their respective successors, executors, administrators and heirs. Employee may make any assignment of this Agreement or any interest herein, by operation of law or otherwise. The Company may assign this Agreement to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise.

         5.2. Notice. Any notice or communication required or permitted under this Agreement shall be made in writing and (a) sent by overnight courier, (b) mailed by certified or registered mail, return receipt requested or (c) sent by telecopier, addressed as follows:

                  If to Employee:

                           George J. Vergis, Ph.D.
                           25 Chamberlain Road
                           Flemington, NJ  08822
                           Fax:  908-534-3809

                  If to Company:

                           Neose Technologies, Inc.
                           102 Witmer Road
                           Horsham, PA 19044
                           Attn: General Counsel
                           Fax: 215-441-5896

                  with a copy to:

                           Pepper Hamilton LLP
                           3000 Two Logan Square
                           18th & Arch Streets
                           Philadelphia, PA 19103
                           Attn: Barry M. Abelson, Esquire
                           Fax: 215-981-4750

or to such other address as either party may from time to time duly specify by notice given to the other party in the manner specified above.

         5.3. Entire Agreement; Amendments. This Agreement contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the subject matter, including the second paragraph of page 3 of the letter agreement dated July 2, 2001 between the Company and Employee. This Agreement may not be changed or modified, except by an Agreement in writing signed by each of the parties hereto.

         5.4. Waiver. Any waiver by either party of any breach of any term or condition in this Agreement shall not operate as a waiver of any other breach of such term or condition or of any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof or constitute or be deemed a waiver or release of any other rights, in law or in equity.

         5.5. Governing Law. This Agreement shall be governed by, and enforced in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to the application of the principles of conflicts of laws.

         5.6. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. However, if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

         5.7. Section Headings. The section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

         5.8. No Duty to Mitigate. Employee shall not be required to mitigate damages or the amount of any payments provided for under this Agreement by seeking other employment or otherwise, nor will any payment or benefit hereunder be subject to offset or reduction in the event Employee does mitigate.

         5.9. Costs of Enforcement. If any action at law or in equity is brought to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover, in addition to any other relief, reasonable attorneys' fees, costs and disbursements.

         5.10. Counterparts and Facsimiles. This Agreement may be executed, including execution by facsimile signature, in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

               IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Employee has executed this Agreement, in each case as of the date first above written.

                                      NEOSE TECHNOLOGIES, INC.

                                      By:/s/ P. Sherrill Neff
                                         -------------------------------------
                                         P. Sherrill Neff
                                         President and Chief Operating Officer




                                      /s/ George J. Vergis, Ph.D.
                                      -----------------------------------
                                      George J. Vergis, Ph.D.

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                                                                       EXHIBIT A

                     RELEASE AND NON-DISPARAGEMENT AGREEMENT


                  THIS RELEASE AND NON-DISPARAGEMENT AGREEMENT (this "Release") is made as of the ___ day of _______, _____ by and between [Employee] ("Employee") and NEOSE TECHNOLOGIES, INC. (the "Company").

                   WHEREAS, Employee's employment as an executive of the Company has terminated; and

                   WHEREAS, pursuant to Sections 2 [and 3] of the Retention Agreement by and between the Company and Employee dated as of __________, 2002 (the "Retention Agreement"), the Company has agreed to pay Employee certain amounts and to provide him or her with certain rights and benefits, subject to the execution of this Release.

                  NOW THEREFORE, in consideration of these premises and the mutual promises contained herein, and intending to be legally bound hereby, the parties agree as follows:

SECTION 1. Consideration. Employee acknowledges that: (i) the payments, rights and benefits set forth in Sections 2 [and 3] of the Retention Agreement constitute full settlement of all his or her rights under the Retention Agreement, (ii) he or she has no entitlement under any other severance or similar arrangement maintained by the Company, and (iii) except as otherwise provided specifically in this Release, the Company does not and will not have any other liability or obligation to Employee. Employee further acknowledges that, in the absence of his or her execution of this Release, the severance benefits specified in Sections 2.1.3[,][and] 2.1.4 [and 3] of the Retention Agreement would not otherwise be due to Employee.

SECTION 2. Release and Covenant Not to Sue. Employee hereby fully and forever releases and discharges Company and its parents, affiliates and subsidiaries, including all predecessors and successors, assigns, officers, directors, trustees, employees, agents and attorneys, past and present, from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders and liabilities, of whatever kind or nature, direct or indirect, in law, equity or otherwise, whether known or unknown, arising through the date of this Release, out of his or her employment by the Company or the termination thereof, including, but not limited to, any claims for relief or causes of action under the Age Discrimination in Employment Act, 29 U.S.C. ss. 621 et seq., or any other federal, state or local statute, ordinance or regulation regarding discrimination in employment and any claims, demands or actions based upon alleged wrongful or retaliatory discharge or breach of contract under any state or federal law. Employee expressly represents that he or she has not filed a lawsuit or initiated any other administrative proceeding against the Company or any Affiliate, and that he or she has not assigned any claim against the Company or any Affiliate to any other person or entity. Employee further promises not to initiate a lawsuit or to bring any other claim against the Company or any Affiliate arising out of or in any way related to his or her employment by the Company or the termination of that employment. The forgoing will not be deemed to release the Company from (a) claims solely to enforce this Release, (b) claims solely to enforce Sections 2 [and 3] of the Retention Agreement, or (c) claims for indemnification under the Company's By-Laws, under any indemnification agreement between the Company and Employee or under any similar agreement.

SECTION 3. Restrictive Covenants. Employee acknowledges that the terms of the [Confidentiality and Non-Compete Agreement] by and between the Employee and the Company dated _____ (the "Non-Compete Agreement") will survive the termination of his or her employment. Employee affirms that the restrictions contained in the Non-Compete Agreement are reasonable and necessary to protect the legitimate interests of the Company, that he or she received adequate consideration in exchange for agreeing to those restrictions and that he or she will abide by those restrictions.

SECTION 4. Non-Disparagement. The Company (meaning, solely for this purpose, Company's directors and executive officers and other individuals authorized to make official communications on Company's behalf) will not disparage Employee or Employee's performance or otherwise take any action which could reasonably be expected to adversely affect Employee's personal or professional reputation. Similarly, Employee will not disparage Company or any of its directors, officers, agents or employees or otherwise take any action which could reasonably be expected to adversely affect the reputation of the Company or the personal or professional reputation of any of the Company's directors, officers, agents or employees.

SECTION 5. Cooperation. Employee further agrees that, subject to reimbursement of his or her reasonable expenses, he or she will cooperate fully with the Company and its counsel with respect to any matter (including litigation, investigations, or governmental proceedings) which relates to matters with which Employee was involved during his or her employment with Company. Employee shall render such cooperation in a timely manner on reasonable notice from the Company.

SECTION 6. Rescission Right. Employee expressly acknowledges and recites that
(a) he or she has read and understands this Release in its entirety, (b) he or she understands the terms of this Release has entered into this Release knowingly and voluntarily, without any duress or coercion; (c) he or she has been advised orally and is hereby advised in writing to consult with an attorney with respect to this Release before signing it; (d) he or she was provided twenty-one (21) calendar days after receipt of the Release to consider its terms before signing it; and (e) he or she is provided seven (7) calendar days from the date of signing to terminate and revoke this Release, in which case this Release shall be unenforceable, null and void. Employee may revoke this Release during those seven (7) days by providing written notice of revocation to the Company.

SECTION 7. Challenge. If Employee violates or challenges the enforceability of any provisions of the [Non-Compete Agreement] or this Release, no further payments, rights or benefits under Sections 2 [and 3] of the Retention Agreement will be due to Employee.

SECTION 8. Miscellaneous.

         8.1. No Admission of Liability. This Release is not to be construed as an admission of any violation of any federal, state or local statute, ordinance or regulation or of any duty owed by the Company to Employee. There have been no such violations, and the Company specifically denies any such violations.

         8.2. No Reinstatement. Employee agrees that he or she will not apply for reinstatement with the Company or seek in any way to be reinstated, re-employed or hired by the Company in the future.

         8.3. Successors and Assigns. This Release shall inure to the benefit of and be binding upon the Company and Employee and their respective successors, executors, administrators and heirs. Employee may make any assignment of this Release or any interest herein, by operation of law or otherwise. The Company may assign this Release to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise.

         8.4. Severability. Whenever possible, each provision of this Release will be interpreted in such manner as to be effective and valid under applicable law. However, if any provision of this Release is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Release will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

         8.5. Entire Agreement; Amendments. Except as otherwise provided herein, this Release contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating subject matter hereof. This Release may not be changed or modified, except by an Agreement in writing signed by each of the parties hereto.

         8.6. Governing Law. This Release shall be governed by, and enforced in accordance with, the laws of the Commonwealth of Pennsylvania without regard to the application of the principles of conflicts of laws.

         8.7. Counterparts and Facsimiles. This Release may be executed, including execution by facsimile signature, in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

              IN WITNESS WHEREOF, the Company has caused this Release to be executed by its duly authorized officer, and Employee has executed this Release, in each case as of the date first above written.

                                   NEOSE TECHNOLOGIES, INC.



                                   By:_____________________________________

                                   Name & Title:___________________________


                                   [EMPLOYEE]


                                   ________________________________________